Exhibit 4.1
EARLE M. JORGENSEN COMPANY
9 3/4% Senior Secured Notes due 2012

SECOND SUPPLEMENTAL INDENTURE
Dated as of October 26, 2006
with respect to
INDENTURE
Dated as of May 22, 2002

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
(Successor to The Bank of New York) as Trustee

SECOND SUPPLEMENTAL INDENTURE
     SECOND SUPPLEMENTAL INDENTURE dated as of October 26, 2006 (this “Second Supplemental Indenture”) by and among Earle M. Jorgensen Company, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Trustee”) under the Indenture (as hereinafter defined).
RECITALS OF THE COMPANY
     A. WHEREAS, the Company’s predecessor has heretofore executed and delivered to The Bank of New York, the Trustee’s predecessor, an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of May 22, 2002, providing for the issuance of the Company’s 9 3/4% Senior Secured Notes due 2012 (the “Notes”), initially in the aggregate principal amount of up to $250,000,000.
     B. WHEREAS, pursuant to and in accordance with Section 1002 of the Indenture, the Company has obtained, on or prior to the date hereof, the consent of the Holders of the Notes representing not less than a majority in aggregate principal amount of the Outstanding Notes to the amendments to the Indenture set forth in this Second Supplemental Indenture.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE 1
Amendments To Indenture
     Section 1.01 . At such time as the Company delivers written notice to the Trustee and Global Bondholder Services Corporation, the Depositary for the Notes for purposes of a tender offer and consent solicitation for the Notes, that tendered Notes representing at least a majority in aggregate principal amount of Outstanding Notes not owned by the Company or its Affiliates (which were not validly withdrawn) have been accepted for purchase pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated October 12, 2006:
     (a) Sections 403, 404, 405, 408, 409, 410, 411, 412, 414, 415, 416, 417, 418, 419, 420, 421 and 422 of the Indenture shall be amended by deleting the text of such Sections in their entirety and replacing them with “[Intentionally Omitted],” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.

     (b) Subclauses (b), (c) and (d) of Section 501 of the Indenture shall be amended by deleting the text of such subclauses in their entirety and replacing them with “[Intentionally Omitted],” the final two paragraphs of Section 501 shall be amended by deleting such text in its entirety and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.
     (c) Article XI of the Indenture shall be amended by deleting the sections of such article in their entirety and replacing them with “[Intentionally Omitted],” and all references made thereto and the sections contained therein throughout the Indenture and the Notes shall be deleted in their entirety.
     (d) Subclauses (c), (f), (g), (h) and (i) of Section 901 of the Indenture shall be amended by deleting the text of such subclauses in their entirety and replacing them with “[Intentionally Omitted],” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.
     (e) Sections 406 and 407 of the Indenture shall be amended by deleting the text in such Sections in their entirety and replacing them with “The Company shall comply with Section 314 of the Trust Indenture Act.”
     (f) Section 604 of the Indenture shall be amended by deleting the text in the second and third paragraphs of such Section in their entirety and all references made thereto, or to the Collateral or the security interest referenced therein, throughout the Indenture and the Notes shall be deleted in their entirety.
     (g) Section 607 of the Indenture shall be amended by deleting the text in the fourth paragraph of such Section in their entirety and all references made thereto, or to the Collateral or the security interest referenced therein, throughout the Indenture and the Notes shall be deleted in their entirety.
     (h) To the extent that any defined term is used exclusively in the article, sections, subclauses and paragraphs deleted pursuant to subclauses (a) – (g) above, Section 101 of the Indenture shall be amended by deleting the definitions for such defined terms.
ARTICLE 2
Miscellaneous
     Section 2.01 . The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.
     Section 2.02 . The recitals herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to, and shall not be responsible

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in any manner whatsoever for or in respect of, the validity or sufficiency of this Second Supplemental Indenture.
     Section 2.03 . All covenants, stipulations, promises and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns whether so expressed or not.
     Section 2.04 . This Second Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute).
     Section 2.05 . This Second Supplemental Indenture may be executed with counterpart signature pages or in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.
     Section 2.06 . Nothing in this Second Supplemental Indenture or the Notes, express or implied shall give to any Person, other than the parties hereto and their successors hereinunder and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Notes.
     Section 2.07 . Capitalized terms not otherwise defined in this Second Supplemental Indenture shall have the respective meanings assigned to them in the Indenture.
[signature page follows]

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     IN WITNESS WHEREOF, this Second Supplemental Indenture has been duly executed as of the date first-above written.

EARLE M. JORGENSEN COMPANY
By:
Name:	Karla Lewis
Title:	Vice President and Assistant Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:
Name:
Title: